UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2002

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
Item 9. Regulation FD Disclosures
SIGNATURE

Item 5. Other Events

     On September 9, 2002 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS THIRD QUARTER 2002 RESULTS
AND STRATEGY FOR FUTURE GROWTH

METAIRIE, LA, September 9, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the third quarter of fiscal year 2002 and announced that it has signed a letter of intent for the sale of its operations in Argentina. When this sale and the pending sale of the Company’s operations in France are closed, the divestiture of all of its foreign businesses will be complete. Management continues to pursue business improvements and, with the divestiture program nearing completion and the Company’s debt objective in reach, is now beginning to focus its attention on acquisition opportunities and other growth initiatives.

As required by the Sarbanes-Oxley Act, with the filing of the Company’s Form 10-Q for the quarter ended July 31, 2002, William E. Rowe, President and Chief Executive Officer, and Kenneth C. Budde, Chief Financial Officer, will submit certifications to the SEC that the financial information contained in the filing fairly presents, in all material respects, the financial condition, results of operations and cash flows of the Company for the periods presented.

Mr. Rowe added, “We stand behind our filings and have always closely scrutinized our disclosures and financial releases. We believe it is imperative that our shareholders, our employees, and the families we serve understand our commitment to the trustworthiness of our business practices, the accuracy of our financial statements, and the ethical conduct of our people.”

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As previously announced, principally as a result of the significant devaluation of the Argentine peso and the depressed economic conditions in Argentina, the Company reevaluated the expected loss on the disposition of the assets held for sale and incurred a pre-tax noncash, nonrecurring charge to earnings of $18.5 million ($11.2 million or $.10 per share after tax) during the quarter ended July 31, 2002. Were it not primarily for the above noted events in Argentina, the Company believes the charge to earnings would not have been necessary.

Excluding the noncash nonrecurring charge discussed above, earnings for the third quarter and nine months ended July 31, 2002, were $8.7 million and $34.3 million, or $0.08 and $0.32 per share, respectively. Including the charge, the Company reported a net loss of $2.5 million for the third quarter of fiscal year 2002 and net earnings of $23.1 million for the nine months ended July 31, 2002.

Mr. Rowe stated, “Excluding the noncash nonrecurring charge related to the loss on assets held for sale, we achieved both our EPS and EBITDA forecasts. We also achieved all of our other objectives, including revenue, gross profit, operating profit, debt reduction and cash flow. Our domestic operations have produced strong results over these last three quarters.”

Once the Company adopted a plan to sell its foreign operations and certain small domestic operations during the third quarter of 2001, it began segregating the operating results of these businesses from the operations it plans to retain. The discussion and the supplemental schedules included in this press release segregate these revenues and costs in order to present the Company’s ongoing operating results on a comparable basis within its funeral and cemetery segments. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of the current and prior fiscal year and which it plans to retain (“existing or core operations”) plus those businesses it has opened during the current and prior fiscal year and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during the current and prior fiscal year and the businesses that are being offered for sale.

The Company experienced an increase in funeral revenues from its operations to be retained of $2.2 million for the quarter. This increase was driven by a 5.0 percent increase in the average revenue per funeral call, partially offset by a 2.6 percent decrease in the number of funeral calls performed by these businesses for the quarter. The Centers for Disease Control and Prevention (“CDC”) data shows a decline in the number of deaths across the country of 8.1 percent for the Company’s fiscal quarter.

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Brian J. Marlowe, Chief Operating Officer, commented, “This is the sixth consecutive quarter that we have reported same store funeral volumes that compare favorably to the CDC data. While we acknowledge that the CDC data is not perfect, we believe it to be the best indicator we have to gauge our market retention. Additionally, we have had positive average revenue comparisons in 20 of the last 21 quarters. With a goal of increasing our averages 2 percent to 3 percent annually, we increased our core average revenue per funeral call by 5.3 percent for the quarter and 4.1 percent on a year-to-date basis. We continue to be pleased with our ability to enhance our average revenue through our use of customized funeral planning and personalization.”

Mr. Marlowe continued, “The ultimate driver of our success is how we make people feel and how we make a difference to each and every family served by this Company every day. Through customized funeral planning and arranger training, our people are helping families to celebrate the life of each individual in a very personal way. Our ability to enhance consumer choices and personalization, combined with our sincere commitment to each family, has a direct impact on our funeral averages and our market share.”

The Company experienced a decrease in cemetery revenues from its operations to be retained of $1.1 million for the quarter compared to the same period last year. As stated in the annual guidance provided by the Company at the beginning of the year, the yield from its perpetual care trust funds in fiscal year 2002 is expected to be lower than that achieved in fiscal year 2001. Excluding the decrease in perpetual care trust earnings, cemetery revenue from operations to be retained would have been slightly up for the quarter compared to last year.

Funeral margins from operations to be retained improved during the three and nine months, primarily due to the elimination of goodwill amortization resulting from the adoption of Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) “Goodwill and Other Intangible Assets.” Also contributing to the margin improvement were the increase in funeral revenue and the close management of funeral costs.

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Cemetery margins from operations to be retained increased for the three months ended July 31, 2002, primarily due to the elimination of goodwill amortization and an improvement in the quality of the Company’s receivables based on current write-off experience, which is much improved from last year. This improvement is substantially offset by the decrease in earnings realized on the Company’s perpetual care trust funds.

For the nine months ended July 31, 2002, cemetery margins from operations to be retained decreased primarily due to a decreases in perpetual care trust earnings, preneed property sales and merchandise deliveries, combined with the high fixed cost nature of the cemetery business, which is partially offset by the elimination of goodwill amortization. Perpetual care trust earnings are down in 2002 compared to 2001, due to a lower yield currently being realized on the portfolio.

The Company announced that cash flow from operations for the nine months ending July 31, 2002 was $57 million, and free cash flow (defined as cash flow from operations adjusted for maintenance capital expenditures) was $45 million. As of July 31, 2002 and September 3, 2002, the Company reported outstanding debt of $635 million and $582 million, respectively, excluding the Company’s $2 million ROARS option premium.

Third Quarter Results For Operations To Be Retained

•	Funeral revenues increased $2.2 million to $73.0 million, principally due to a 5.0 percent increase in the average revenue per call, partially offset by a 2.6 percent decrease in the number of services performed.

•	The cremation rate for these businesses was 38.6 percent for the third quarter of 2002.

•	Cemetery revenues decreased $1.1 million to $59.7 million, principally due to a decline in the average yield earned on the Company’s perpetual care trust funds.

•	Funeral margins were 24.8 percent compared to 21.1 percent for the same period in 2001.

•	Cemetery margins were 24.7 percent compared to 23.8 percent for the same period in 2001.

•	Gross margins were 24.7 percent compared to 22.3 percent for the same period in 2001.

•	Had the Company implemented SFAS No. 142 in 2001, the funeral margins, cemetery margins and gross margins of its operations to be retained would have been 24.1 percent, 25.7 percent and 24.8 percent, respectively, for the third quarter of 2001.

•	Funeral home goodwill amortization amounted to $2.1 million and cemetery goodwill amortization amounted to $1.1 million for the third quarter of 2001.

•	Excluding the loss on assets held for sale, domestic EBITDA (defined as earnings before interest expense, taxes, depreciation and amortization), which is representative of operations to be retained, was $42.6 million, representing 31.9 percent of domestic revenue compared to $45.6 million, or 34.2 percent, in the third quarter of fiscal year 2001. The reduction is primarily due to decreases in investment income and other income.

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Year-To-Date Results For Operations To Be Retained

•	Funeral revenues increased $6.7 million to $230.3 million, principally due to a 3.8 percent increase in the average revenue per call, slightly offset by a 0.4 percent decrease in the number of services performed.

•	The cremation rate for these businesses was 38.4 percent for the nine months ended July 31, 2002.

•	Cemetery revenues decreased $13.4 million to $175.4 million, principally due to a reduction in preneed property sales and merchandise deliveries and a decline in the average yield earned on the Company’s perpetual care trust funds.

•	Funeral margins were 28.3 percent compared to 24.4 percent for the same period in 2001.

•	Cemetery margins were 25.4 percent compared to 26.9 percent for the same period in 2001.

•	Gross margins were 27.0 percent compared to 25.5 percent for the same period in 2001.

•	Had the Company implemented SFAS No. 142 in 2001, the funeral margins, cemetery margins and gross margins of its operations to be retained would have been 27.4 percent, 28.7 percent and 28.0 percent, respectively, for the first nine months of 2001.

•	Funeral home goodwill amortization amounted to $6.8 million and cemetery goodwill amortization amounted to $3.5 million for first nine months of 2001.

•	Excluding the loss on assets held for sale, domestic EBITDA, which is representative of operations to be retained, was $139.1 million, representing 34.0 percent of domestic revenue compared to $151.0 million, or 36.1 percent, in the first nine months of fiscal year 2001. The reduction is primarily due to decreases in cemetery gross profit, investment income and other income.

Third Quarter Results For Existing Operations

•	The Company experienced a 5.3 percent increase in the average revenue per funeral call for the quarter, partially offset by a 4.0 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last and which it plans to retain.

Year-To-Date Results For Existing Operations

•	The Company experienced a 4.1 percent increase in the average revenue per funeral call for the nine months, partially offset by a 1.9 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last and which it plans to retain.

CDC Data (data provided by the Centers for Disease Control and Prevention)

•	Data obtained from the CDC indicate a decrease in deaths across the country of 8.1 percent during the Company’s fiscal quarter ended July 31, 2002 compared to the same period in the prior year.

•	Data obtained from the CDC indicate a decrease in deaths across the country of 4.5 percent during the first nine months of the Company’s fiscal year compared to the same period in the prior year.

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Cash Flow Results And Debt Reduction

•	The Company announced that cash flow from operations for the nine months ended July 31, 2002 was $57 million and free cash flow was $45 million.

•	As of July 31, 2002 and September 3, 2002, the Company reported outstanding debt of $635 million and $582 million, respectively, excluding the Company’s $2 million ROARS option premium.

Third Quarter Results For Total Operations

•	The Company reported a net loss of $2.5 million, or $.02 per share, compared to a net loss of $199.3 million, or $1.85 per share, in the third quarter of 2001.

•	Principally as a result of the significant devaluation of the Argentine peso and the depressed economic conditions in Argentina, the Company incurred a pre-tax noncash, nonrecurring charge to earnings of $18.5 million ($11.2 million or $.10 per share after tax) during the quarter ended July 31, 2002.

•	Excluding nonrecurring charges, net earnings were $8.7 million, or $0.08 per share, compared to $11.2 million, or $0.10 per share, in the third quarter of 2001. Pro forma net earnings for the quarter ended July 31, 2001, adjusted for the elimination of goodwill amortization as required by SFAS No. 142, would have been $15.7 million, or $0.15 per share, excluding nonrecurring charges.

(Nonrecurring charges include the loss on assets held for sale in fiscal year 2002. Fiscal year 2001 nonrecurring charges include the early extinguishment of debt, and the loss on assets held for sale and other charges.)

•	Total funeral revenues decreased $19.3 million to $83.3 million primarily due to the disposition of the Company’s foreign operations and other assets.

•	Total cemetery revenues decreased $2.1 million to $61.0 million primarily due to a decline in the average yield earned on the Company’s perpetual care trust funds and the impact of the Company’s foreign operations which have been sold or are held for sale. The Company experienced an annual average yield of 4.5 percent in its perpetual care trust funds for the quarter ended July 31, 2002, compared to an annual average yield of 6.7 percent for the corresponding period in 2001.

•	Excluding the loss on assets held for sale, EBITDA was $44.1 million compared to $54.4 million for the third quarter last year. The reduction was primarily due to decreases in gross profit from the Company’s foreign operations, which have been sold or are held for sale, and decreases in investment income and other income.

•	Depreciation and amortization was $14.4 million for the third quarter of 2002 compared to $21.0 million for the corresponding period in 2001, which included $4.9 million in goodwill amortization ($3.4 million domestic) for the third quarter of 2001.

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•	Investment income was $0.2 million compared to $1.2 million for the third quarter of 2001. The decrease is principally due to the sale of the Company’s Mexican operations where investment income in the prior year resulted from an average cash balance of $28.0 million earning an average rate of 8.4 percent.

•	Other income, net, was $0.6 million compared to $2.6 million for the third quarter of 2001. The decrease is principally due to the sale of excess cemetery property and other domestic assets in the prior year.

•	Interest expense decreased $0.2 million to $15.6 million, due principally to a $188.7 million decrease in the average debt outstanding during the quarter ended July 31, 2002, partially offset by an approximate 179 basis point increase in the Company’s average interest rate, resulting from higher interest costs associated with debt incurred in the Company’s refinancing transactions, which occurred on June 29, 2001.

Year-To-Date Results For Total Operations

•	The Company reported net earnings of $23.1 million, or $.21 per share, compared to a net loss of $415.9 million, or $3.88 per share, for the first nine months of 2001.

•	Excluding nonrecurring charges, net earnings were $34.3 million, or $0.32 per share, compared to $44.6 million, or $0.42 per share, in the first nine months of 2001. Pro forma net earnings for the nine months ended July 31, 2001, adjusted for the elimination of goodwill amortization as required by SFAS No. 142, would have been $57.8 million, or $0.54 per share, excluding nonrecurring charges.

(Nonrecurring charges include the loss on assets held for sale in fiscal year 2002. Fiscal year 2001 nonrecurring charges include the loss on assets held for sale and other charges, the early extinguishment of debt, and the cumulative effect of the accounting change relating to the adoption of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”)

•	Total funeral revenues decreased $48.7 million to $269.2 million primarily due to the disposition of the Company’s foreign operations and other assets.

•	Total cemetery revenues decreased $15.8 million to $179.6 million due to a reduction in preneed property sales and merchandise deliveries, a decline in the average yield earned on the Company’s perpetual care trust funds and the impact of the Company’s foreign operations which have been sold or are held for sale. The Company experienced an annual average yield of 5.8 percent in its perpetual care trust funds for the nine months ended July 31, 2002, compared to an annual average yield of 7.9 percent for the corresponding period in 2001.

•	Excluding the loss on assets held for sale, EBITDA was $146.1 million compared to $175.6 million for the first nine months of 2001. The reduction was primarily due to a decrease in gross profit from the Company’s foreign operations, which have been sold or are held for sale, a decrease in cemetery gross profit and decreases in investment income and other income.

•	Depreciation and amortization was $42.4 million compared to $60.1 million in 2001, which included $14.6 million in goodwill amortization ($10.7 million domestic) for the first nine months of 2001.

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•	Investment income was $0.4 million compared to $4.8 million for the first nine months of 2001. The decrease is principally due to the sale of the Company’s Mexican operations where investment income in the prior year resulted from an average cash balance of $25.3 million earning an average rate of 12.4 percent.

•	Other income, net, was $1.2 million compared to $5.8 million for the first nine months of 2001. The decrease is principally due to the sale of excess cemetery property and other domestic assets in the prior year.

•	Interest expense increased $3.2 million to $48.4 million, due principally to an approximate 254 basis point increase in the Company’s average interest rate, partially offset by a $198.5 million decrease in the average debt outstanding during the nine months ended July 31, 2002. The increase in the average rates resulted from higher interest costs associated with debt incurred in the Company’s refinancing transactions, which occurred on June 29, 2001.

Progress on Initiatives

The Company now has a letter of intent for the sale of its operations in Argentina. When this sale and the pending sale of the Company’s operations in France are closed, the divestiture of all of its foreign businesses will be complete. Management expects that total proceeds from the sale of its foreign operations, including tax benefits, will be between $240 million and $245 million, which is at the top end of the previously estimated range.

Since the beginning of fiscal year 2001, the Company has reduced its debt balance by 38 percent, from $946 million to $582 million. The Company’s goal is to achieve a debt balance of about $500 million. With the foreign asset sale proceeds, including tax benefits, that the Company expects to receive, combined with free cash flow, the Company expects to reach this goal during fiscal year 2003.

Mr. Rowe commented, “Since this management team accepted the opportunity to transition this Company through its changing environment three years ago, we have achieved a number of strategic goals including refinancing our debt, deleveraging our Company with the divestiture of our foreign operations, significantly increasing our operating cash flow, trimming costs and overhead, and growing our revenues from domestic operations through internal strategies. Throughout our transition, we remained disciplined and focused with a consistent message. We have come through on the other side of this transition with a stronger operating model and a healthier capital structure. With our $500 million debt objective in reach, we are focusing our attention on acquisition opportunities and other growth initiatives.”

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Long-Term Growth Plan

Mr. Rowe commented, “We believe the biggest opportunities for growth reside in the acquisition of multi-location businesses that we think can achieve an attractive internal rate of return, generate free cash and be accretive to earnings. We plan to balance our acquisition activities by building combination operations with third parties and in our own cemeteries and also by opening stand-alone alternative service firms in selected markets. We believe that we can achieve single-digit growth by growing revenue from our existing businesses by 3 percent per year while holding costs to 2 percent growth. However, our goal is to return to double-digit growth, and we believe that we can get there with the disciplined execution of our long-term growth plan.”

Mr. Rowe concluded, “As we enter this new phase, our passion remains the same — to lead this industry by maximizing shareholder value through solid operating performance, strong cash flow and sound capitalization, to provide our employees with competitive compensation and benefits, a quality work environment and opportunity for advancement, and to provide each family we serve with excellent quality, value and service.”

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 309 funeral homes and 150 cemeteries domestically.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 374-1372. From outside the continental United States, call (706) 634-7372. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com.

To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until October 8, 2002. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,

	2002	2001

Revenues:
Funeral	$83,265	$102,641
Cemetery	60,989	63,108

Total revenues	144,254	165,749

Costs and expenses:
Funeral	64,428	81,703
Cemetery	46,430	50,099

Total costs and expenses	110,858	131,802

Gross profit	33,396	33,947
Corporate general and administrative expenses	4,516	4,316
Loss on assets held for sale and other charges	18,500	269,158

Operating earnings (loss)	10,380	(239,527)
Interest expense	(15,560)	(15,752)
Investment income	152	1,150
Other income, net	583	2,633

Loss before income taxes and extraordinary item	(4,445)	(251,496)
Income tax benefit	(1,959)	(57,623)

Loss before extraordinary item	(2,486)	(193,873)
Extraordinary item — early extinguishment of debt, net of a $3,648 income tax benefit	—	(5,472)

Net loss	$(2,486)	$(199,345)

Basic loss per common share:
Loss before extraordinary item	$(.02)	$(1.80)
Extraordinary item — early extinguishment of debt	—	(.05)

Net loss	$(.02)	$(1.85)

Diluted loss per common share:
Loss before extraordinary item	$(.02)	$(1.80)
Extraordinary item — early extinguishment of debt	—	(.05)

Net loss	$(.02)	$(1.85)

Weighted average common shares outstanding (in thousands):
Basic	107,961	107,538

Diluted	107,961	107,538

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,

	2002	2001

Revenues:
Funeral	$269,196	$317,948
Cemetery	179,616	195,430

Total revenues	448,812	513,378

Costs and expenses:
Funeral	198,626	246,675
Cemetery	135,675	148,456

Total costs and expenses	334,301	395,131

Gross profit	114,511	118,247
Corporate general and administrative expenses	12,401	13,382
Loss on assets held for sale and other charges	18,500	269,158

Operating earnings (loss)	83,610	(164,293)
Interest expense	(48,389)	(45,173)
Investment income	374	4,788
Other income, net	1,173	5,817

Earnings (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principles	36,768	(198,861)
Income tax expense (benefit)	13,702	(38,410)

Earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	23,066	(160,451)
Extraordinary item — early extinguishment of debt, net of a $3,648 income tax benefit	—	(5,472)
Cumulative effect of change in accounting principles, net of a $166,669 income tax benefit	—	(250,004)

Net earnings (loss)	$23,066	$(415,927)

Basic earnings (loss) per common share:
Earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	$.21	$(1.50)
Extraordinary item — early extinguishment of debt	—	(.05)
Cumulative effect of change in accounting principles	—	(2.33)

Net earnings (loss)	$.21	$(3.88)

Diluted earnings (loss) per common share:
Earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	$.21	$(1.50)
Extraordinary item — early extinguishment of debt	—	(.05)
Cumulative effect of change in accounting principles	—	(2.33)

Net earnings (loss)	$.21	$(3.88)

Weighted average common shares outstanding (in thousands):
Basic	107,807	107,268

Diluted	108,355	107,268

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,

	2002	2001

Revenues:
Funeral
Operations to be retained	$73,007	$70,784
Closed and held for sale operations	10,258	31,857

Total funeral	83,265	102,641

Cemetery
Operations to be retained	59,728	60,809
Closed and held for sale operations	1,261	2,299

Total cemetery	60,989	63,108

Total revenues	144,254	165,749

Costs and expenses:
Funeral
Operations to be retained	54,923	55,852
Closed and held for sale operations	9,505	25,851

Total funeral	64,428	81,703

Cemetery
Operations to be retained	44,999	46,334
Closed and held for sale operations	1,431	3,765

Total cemetery	46,430	50,099

Total costs and expenses	110,858	131,802

Gross Profit:
Funeral
Operations to be retained	18,084	14,932
Closed and held for sale operations	753	6,006

Total funeral	18,837	20,938

Cemetery
Operations to be retained	14,729	14,475
Closed and held for sale operations	(170)	(1,466)

Total cemetery	14,559	13,009

Total gross profit	$33,396	$33,947

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,

	2002	2001

Revenues:
Funeral
Operations to be retained	$230,336	$223,632
Closed and held for sale operations	38,860	94,316

Total funeral	269,196	317,948

Cemetery
Operations to be retained	175,451	188,809
Closed and held for sale operations	4,165	6,621

Total cemetery	179,616	195,430

Total revenues	448,812	513,378

Costs and expenses:
Funeral
Operations to be retained	165,200	169,089
Closed and held for sale operations	33,426	77,586

Total funeral	198,626	246,675

Cemetery
Operations to be retained	130,836	138,092
Closed and held for sale operations	4,839	10,364

Total cemetery	135,675	148,456

Total costs and expenses	334,301	395,131

Gross Profit:
Funeral
Operations to be retained	65,136	54,543
Closed and held for sale operations	5,434	16,730

Total funeral	70,570	71,273

Cemetery
Operations to be retained	44,615	50,717
Closed and held for sale operations	(674)	(3,743)

Total cemetery	43,941	46,974

Total gross profit	$114,511	$118,247

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Item 9. Regulation FD Disclosures

COMPANY FORECASTS FOR FISCAL YEAR 2002

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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Cautionary Statements

     The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future, could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements included herein and in any other forward-looking statements made by or on behalf of the Company.

Risks Related to the Company’s Business

The Company’s ability to achieve its debt reduction targets and to service its debt in the future depends upon the Company’s ability to generate sufficient cash, which depends on many factors, some of which are beyond the Company’s control.

     The Company’s ability to achieve its debt reduction targets in the time frame projected by the Company depends upon the Company’s ability to generate sufficient cash from three main sources: (1) funds received upon the completion of the pending sale of assets in France and Argentina, (2) income tax benefits associated with the foreign asset sales and (3) its ongoing operations. The Company cannot control whether or when it will be able to complete transactions for the sale of its remaining foreign assets in France and Argentina. The timing of the receipt of the income tax benefits depends on the rate at which the Company can produce capital gains against which the asset sale losses can be offset and the timing of the Company’s filing for capital loss carrybacks to apply against previously-taxed capital gains. The Company’s ability to generate cash flow from operations depends upon, among other things, the number of deaths in the Company’s markets, competition, the level of preneed sales, the Company’s ability to control its costs, stock and bond market conditions, and general economic, financial and regulatory factors, much of which is beyond the Company’s control.

The Company may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce the Company’s backlog and revenue and could reduce its future market share.

     In an effort to increase cash flow, the Company modified its preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, the Company changed the compensation structure for its preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although the Company does not anticipate making further significant changes in these areas, it may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to have less discretionary income could cause a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce the Company’s backlog and future revenue and could reduce future market share.

Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust and the terms of the particular contract such as the size of the down payment required and the length of the contract. In fiscal year 2000, the Company changed the terms and conditions of preneed sales contracts and commissions and moderated its preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, the Company will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow will be further reduced, and the Company’s ability to service debt could be adversely affected.

Price competition could reduce market share or cause the Company to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     The Company’s funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. The Company has historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, the Company has had to reduce prices and thereby profit margins in order to retain or recapture market share. In addition, because of competition from these types of competitors in some key markets, in fiscal year 1999 the Company lowered its goals for increases in average revenue per funeral service performed in the future. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

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Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause the Company to lose market share and revenues or cause the Company to incur increased costs in order to retain or recapture the Company’s market share.

     In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of preneed funeral services. Extensive advertising or effective marketing by competitors in local markets could cause the Company to lose market share and revenues or cause it to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing the Company to lose market share and revenue or to incur costs in response to competition to vary the types or mix of products or services offered by the Company. Also, increased use of the Internet by customers to research and/or purchase products and services could cause the Company to lose market share to competitors offering to sell products or services over the Internet. The Company does not currently sell products or services over the Internet.

Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within the Company’s control. Earnings are also affected by the mix of fixed-income and equity securities that the Company chooses to maintain in the funds, and it may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales, the amount of investment gains or losses and funds added through acquisitions, if any. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future revenues and cash flow. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on the Company’s financial condition and results of operations.

Increases in interest rates would increase the Company’s interest costs on its variable-rate long-term debt and could have a material adverse effect on the Company’s net income and earnings per share.

     As of September 3, 2002, $167.4 million of the Company’s long-term debt was subject to variable interest rates, although $100 million of that amount was fixed pursuant to the terms of interest rate swaps expiring in March of 2004 and 2005. Accordingly, any significant increase in interest rates could substantially increase the Company’s interest costs on its variable-rate long-term debt, which could decrease the Company’s net income and earnings per share materially.

Covenant restrictions under the Company’s senior secured credit facilities and senior subordinated note indenture limit the Company’s flexibility in operating its business.

     The Company’s senior secured credit facilities and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict the Company’s and the subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, the Company’s and the subsidiary guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facilities contain specific limits on capital expenditures as well as a requirement that the Company maintain a liquidity reserve that increases over time as long as any of the 6.70% Notes or 6.40% ROARS are outstanding. Furthermore, the senior secured credit facilities require the Company to maintain specified financial ratios and satisfy financial condition tests and prohibit payment of the 6.70% Notes and the 6.40% ROARS unless thereafter the Company will have liquidity no less than $25 million, as defined.

     These covenants may require the Company to act in a manner contrary to its business objectives. In addition, events beyond the Company’s control, including changes in general economic and business conditions, may affect its ability to satisfy these covenants. A breach of any of these covenants could result in a default allowing the lenders to declare all amounts immediately due and payable. The Company believes that the completion of the sale of its remaining foreign operations will not violate these covenants.

The Company’s foreign operations are subject to political, economic, currency and other risks that could adversely impact its financial condition, operating results or cash flow.

     The Company’s foreign operations are subject to risks inherent in doing business in foreign countries. Risks associated with operating internationally include political, social and economic instability, increased operating costs, expropriation and complex and changing government regulations, all of which are beyond the Company’s control. To the extent the Company makes investments in foreign assets or receives revenues in currencies other than U.S. dollars, the value of assets and income could be, and have in the past been, adversely affected by fluctuations in the value of local currencies.

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Increased insurance costs may have a negative impact on earnings and cash flows.

     The terrorist attacks on September 11, 2001 in the United States were unprecedented and have resulted in the insurance industry increasing premiums for new policies generally. As the Company’s various insurance policies come up for renewal, management believes it is likely that the Company’s insurance costs will rise. Although management expects this to have a negative impact on earnings and cash flow, the magnitude of the increased costs cannot be predicted at this time.

Risks Related to the Death Care Industry

Declines in the number of deaths in the Company’s markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in the Company’s markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate. The Company’s comparisons of the change in the number of families served to the change in the number of deaths reported by the Centers for Disease Control and Prevention (“CDC”) from time to time may not necessarily be meaningful. The CDC receives weekly mortality reports from 122 cities and metropolitan areas in the United States within two to three weeks from the date of death and reports the total number of deaths occurring in these areas each week based on the reports received from state health departments. The comparability of the company’s funeral calls to the CDC data is limited, as reports from the state health departments are often delayed, and the 122 cities reported on by the CDC are not necessarily comparable with the markets in which the Company operates. Nonetheless, the Company believes that the CDC data is the most comprehensive data of this kind available.

The increasing number of cremations in the United States could cause revenues to decline because the Company could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     The Company’s traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 40 percent of the United States burial market by the year 2010, compared to 25 percent in 1999. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

If the Company is not able to respond effectively to changing consumer preferences, the Company’s market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on the Company’s ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, the Company began to implement strategies based on a proprietary, extensive study of consumer preferences it commissioned in 1999. However, the Company may not correctly anticipate or identify trends in consumer preferences, or it may identify them later than its competitors do. In addition, any strategies the Company may implement to address these trends may prove incorrect or ineffective.

Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, the Company must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because the Company cannot decrease these costs significantly or rapidly when it experiences declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

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Changes or increases in, or failure to comply with, regulations applicable to the Company’s business could increase costs or decrease cash flows.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws and the laws of foreign jurisdictions where it operates. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome on the Company, and it is always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, foreign, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. Several states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate the ability of the Company to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which the Company operates, these and other possible proposals could have a material effect on the Company, its financial condition, its results of operations and its future prospects.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECAST FOR THE FOURTH QUARTER AND FISCAL YEAR 2002
(Unaudited)
(Dollars in millions, except per share amounts)

Fourth Quarter 2002 Forecast

Revenue	$120	—	$140
Gross profit	$25	—	$40
Operating profit	$25	—	$35
Interest expense	$12	—	$17
Diluted EPS	$0.06	—	$0.10
Depreciation and amortization	$13	—	$23
EBITDA	$39	—	$54

Fiscal Year 2002 Forecast

Income Statement Items
Revenue	$570	—	$590
Gross profit	$140	—	$155
Operating profit	$125	—	$135
Interest expense	$60	—	$65
Diluted EPS	$0.38	—	$0.42

Cash Flow Items
Depreciation and amortization	$55	—	$65
EBITDA	$185	—	$200
Cash flow from operations	$60	—	$70
Maintenance capital expenditures	$10	—	$15
Free cash flow	$50	—	$55

Balance Sheet Items
Cash and marketable securities	$20	—	$30
Total long-term debt	$550	—	$600

Free Cash Flow
EBITDA	$185	—	$200
Preneed activity	(45)	—	(50)
Interest expense	(60)	—	(65)
Maintenance capital expenditures	(10)	—	(15)

Change in working capital	5	—	12
Taxes	(25)	—	(27)

Free cash flow	$50	—	$55

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

September 9, 2002	/s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller